EXECUTIVE DEFERRAL PLAN

                                       FOR

                  LAWSON PRODUCTS, INC. AND CERTAIN AFFILIATES


                 AMENDED AND RESTATED EFFECTIVE JANUARY 1, 1994




                                Table of Contents

                                                                            Page


1.   Purpose  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

2.   Effective Date . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

3.   Adoption by Affiliates . . . . . . . . . . . . . . . . . . . . . . . .    1

4.   Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

5.   Participant Compensation Deferral  . . . . . . . . . . . . . . . . . .    4
     5.1  Deferral and Reduction of Compensation  . . . . . . . . . . . . .    4
     5.2  Election to Defer Irrevocable . . . . . . . . . . . . . . . . . .    5
     5.3  Amount of Supplemental Benefits . . . . . . . . . . . . . . . . .    5

6.   Deferred Benefit Account . . . . . . . . . . . . . . . . . . . . . . .    6
     6.1  Establishment of Account  . . . . . . . . . . . . . . . . . . . .    6
     6.2  Determination of Account  . . . . . . . . . . . . . . . . . . . .    6
     6.3  Statement of Account  . . . . . . . . . . . . . . . . . . . . . .    7

7.   Payment of Benefits  . . . . . . . . . . . . . . . . . . . . . . . . .    7
     7.1  Distribution of Benefits  . . . . . . . . . . . . . . . . . . . .    7
     7.2  Benefits Upon Disability  . . . . . . . . . . . . . . . . . . . .    7
     7.3  Benefits Upon Other Termination of Employment . . . . . . . . . .    8
     7.4  Survivorship Benefits . . . . . . . . . . . . . . . . . . . . . .    8
     7.5  Hardship Distribution . . . . . . . . . . . . . . . . . . . . . .    9
     7.6  Recipients of Payments; Designation of Beneficiary  . . . . . . .    9

8.   Claims Procedure . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

9.   Administration of the Plan . . . . . . . . . . . . . . . . . . . . . .   11
     9.1  Appointment of Committee  . . . . . . . . . . . . . . . . . . . .   11
     9.2  Powers and Duties of Administrative Committee . . . . . . . . . .   11
     9.3  Indemnification of Committee  . . . . . . . . . . . . . . . . . .   13
     9.4  Consultation with Advisors  . . . . . . . . . . . . . . . . . . .   13
     9.5  Committee Members as Participants . . . . . . . . . . . . . . . .   13

10.  Life Insurance and Funding . . . . . . . . . . . . . . . . . . . . . .   13
     10.1 General . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
     10.2 Unsecured Creditor  . . . . . . . . . . . . . . . . . . . . . . .   13
     10.3 Grantor Trust . . . . . . . . . . . . . . . . . . . . . . . . . .   13


11.  Assignment of Benefits . . . . . . . . . . . . . . . . . . . . . . . .   14

12.  Employment Not Guaranteed by Plan  . . . . . . . . . . . . . . . . . .   14

13.  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

14.  Amendment and Termination  . . . . . . . . . . . . . . . . . . . . . .   14

15.  Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

16.  Form of Communication  . . . . . . . . . . . . . . . . . . . . . . . .   14

17.  Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

18.  Binding Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . .   15

19.  Merger, Consolidation, etc . . . . . . . . . . . . . . . . . . . . . .   15

20.  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15


1. Purpose. Lawson Products, Inc., a Delaware corporation (the "Company"), originally established this Executive Deferral Plan (the "Plan"), effective as of October 1, 1987 for the purpose of promoting in its Executive Employees the strongest interest in the successful operation of the Company and its Affiliates, as well as to provide supplemental income in the future. The Plan is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

     To further the intention of maintaining appropriate levels of benefits for Executive Employees, the Plan has been amended and restated effective January 1, 1994, to provide benefits to Executive Employees and their beneficiaries in such a manner as to maintain the level of benefits which, but for the limitations on contributions imposed by Section 401(a)(17) of the Code, otherwise would be payable under the Profit Sharing Plan.

2. Effective Date. The provisions of the Plan as herein restated shall be effective as of January 1, 1994. Except as may be required by law, the rights of any person whose status as an Executive Employee of the Employer has terminated shall be determined pursuant to the terms of the Plan in effect on the date his participation terminated, unless a subsequently adopted provision of the Plan is made specifically applicable to such person.

3. Adoption by Affiliates. The following Affiliates have adopted the Plan for the benefit of their eligible employees and shall be considered "Employers" under the Plan:

     Lawson Products, Inc. (a Texas corporation)
     Lawson Products, Inc. (a New Jersey corporation)
     Lawson Products, Inc. (a Georgia corporation)
     Lawson Products, Inc. (a Nevada corporation)
     Drummond American Corporation (an Illinois corporation)
     Cronatron Welding Systems, Inc.    (a North Carolina corporation)

Subject to consent of the Company, any other Affiliate may adopt the Plan for the benefit of its eligible employees. Upon such adoption, such Affiliate shall become an "Employer."

4.   Definitions.


          A. Administrative Committee - "Administrative Committee" shall mean the committee appointed as provided in Section 9 of the Plan.

          B. Affiliate - "Affiliate" shall mean any corporation or enterprise, other than the Company, which, as of a given date, is a member of the same controlled group of corporations, the same group of trades or businesses under common control, or the same affiliated service group, determined in accordance with Sections 414(b), (c), (m) and (o) of the Code, as is the Company.

          C. Board of Directors - "Board of Directors" shall mean the Board of Directors of the Company or such person or committee as shall be appointed by the Board of Directors to carry out its duties and obligations under the Plan.

          D. Beneficiary - "Beneficiary" shall mean any person named by the Participant who is eligible to receive benefits under the Plan in accordance with Section 7.6 of the Plan.

          E. Code - "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          F.   Company  -   shall  mean   Lawson  Products,  Inc.   (a  Delaware
     corporation).

          G. Compensation - "Compensation" shall mean a Participant's salary as declared at the beginning of a calendar year, together with the Participant's commissions, bonuses, over-rites and other payments for personal services rendered by a Participant to the Employer during a calendar year.

          H. Deferral Period - "Deferral Period" shall mean the period during which Compensation is being deferred as provided in the Participant's Executive Participation Agreement and Section 5, below.

          I. Deferred Benefit Account - "Deferred Benefit Account" shall mean the account maintained on the books of the Employer for each Participant as provided in Section 6.1 hereof.

          J. Determination Date - "Determination Date" shall mean the date on which the amount of a Participant's Deferred Benefit Account is determined as provided in Section 6.2 hereof. In general, the last day of each calendar month shall be a Determination Date.

          K. Disability - "Disability" shall mean, if the Participant is insured under a group disability policy the premiums for which are paid by the Employer, the definition of total disability contained in the group insurance contract. If the Participant is not insured under such a group disability policy, "disability" shall mean the definition of disability under the Profit Sharing Plan and such definition shall control.

          L. Distribution Date - "Distribution Date" shall mean, subject to such conditions and limitations as shall be prescribed by the Administrative Committee: (i) the first day of the calendar quarter or calendar year (whichever is elected in the Executive Participation Agreement) next following retirement, or (ii) the date indicated in the Executive Participation Agreement, whichever is earlier.

          M. Distribution Period - "Distribution Period" shall mean the period set forth in the Executive Participation Agreement, subject to such conditions and procedures set forth in this Plan or as shall be prescribed by the Administrative Committee.

          N. Employer - "Employer" means the Company and any Affiliate which the Company permits to adopt the Plan for the benefit of its eligible employees, or any one or more of all the adopting Employers, as the context indicates.

          O. Executive Employees - "Executive Employees" shall mean all employees of the Employer who are designated as Executive Employees by the Administrative Committee. A person designated as an Executive Employee shall remain so until such designation is revoked by the Administrative Committee, in its sole discretion.

          P. Executive Participation Agreement - "Executive Participation Agreement" shall mean a written agreement between a Participant and the
     Company, whereby a Participant agrees to defer a portion of his Compensation pursuant to the provisions of the Plan, and the Company agrees to make benefit payments in accordance with the provisions of the Plan.

          Q. Net Asset Value - "Net Asset Value" shall mean the value per share of any Separate Accounts Value as provided in Section 4-Y.

          R. Participant - "Participant" shall mean an Executive Employee of the Company who is eligible to receive benefits under the Plan by reason of his active service with the Employer.

          S. Profit Sharing Plan - "Profit Sharing Plan" shall mean either the Lawson Products, Inc. Employees' Profit Sharing Plan or the Retirement Plan Program for Certain Affiliated Corporations of Lawson Products, Inc., whichever is applicable.

          T. Section 401(a)(17) Limits - "Section 401(a)(17) limits" shall mean the limitations on benefits imposed by Section 401(a)(17) of the Code.

          U. Separate Accounts - "Separate Accounts" shall mean any investment funds and subaccounts available under the Variable Appreciable Life Policy.

          V. Stated Deferral - "Stated Deferral" shall mean the amount of compensation the Participant agrees to defer in the Executive Participation Agreement.

          W. Supplemental Benefit - "Supplemental Benefit" shall mean the benefit described in Section 5.3.

          X. Termination of Employment - "Termination of Employment" shall mean the Participant's ceasing to be employed by the Employer and all Affiliates for any reason whatsoever, voluntary or involuntary, including by reason of death or disability.

          Y. Valuation of Account - "Valuation of Account" shall mean, with respect to any calendar month, the value of the Participant's Deferred Benefit Account as indexed to the performance or the yield of the selected Separate Account or Accounts available under the Variable Appreciable Life Policy then in effect. Performance shall be measured by the net change in the account's net asset values (if applicable) or the net asset value plus interest credited thereon (if applicable). Subject to any conditions and procedures prescribed by the Administrative Committee, each Participant may select which combination of Separate Accounts he wishes his Deferred Benefit Account to be indexed to and change his Separate Account indexing. Any change in the Separate Accounts for indexing purposes must be submitted by the Participant in writing to the Administrative Committee.

          Z. Variable Appreciable Life Policy - "Variable Appreciable Life Policy" shall mean the Variable Appreciable Life Policy offered by Pruco Life Insurance Company, a wholly-owned subsidiary of the Prudential Life Insurance Company of America, or any other replacement or successor policies or investments chosen by the Administrative Committee.

5.   Participant Compensation Deferral.

     5.1  Deferral and Reduction of Compensation.

          A. Initial Deferrals. Subject to such limitations and conditions as shall be prescribed by the Administrative Committee, an Executive Employee wishing to defer a portion of his Compensation shall be entitled to participate in the Plan commencing the first day of the calendar quarter immediately following such Employee's attainment of Executive Employee status. In order to do so, the Executive Employee shall execute an Executive Participation Agreement at least thirty days prior to the first day of said calendar quarter. The new Executive Employee shall be bound by all the terms and conditions of the Plan.

          B. Subsequent Deferrals. Subject to such conditions and limitations as shall be prescribed by the Administrative Committee, an Executive Employee may also make subsequent elections to defer compensation. The Executive Employee shall execute an Executive Participation Agreement prior to the first day of each calendar year. Such elections shall be effective for the following calendar year or such longer period as elected in the Executive Participation Agreement.

          C. Procedure for Deferral. The Executive Employee shall make the election provided for in subparagraphs A and B by executing an Executive Participation Agreement in the form provided by the Administrative Committee. The amount deferred shall be subtracted from Compensation otherwise payable to the Participant during the period of deferral. Unless otherwise permitted by the Administrative Committee under Section 5.2 of the Plan, the amount specified in the Executive Participation Agreement shall be deferred, and the Participant's Compensation shall be correspondingly reduced.

     5.2 Election to Defer Irrevocable. Except as otherwise provided herein, a Participant's election to defer Compensation shall be irrevocable. The Administrative Committee, in its sole discretion, upon demonstration of substantial hardship by the Participant, may permit subsequent alteration of a Participant's deferral election. A request to alter the amount of compensation deferred shall be submitted by a Participant in writing to the Administrative Committee at least one month prior to when such modification is to take effect, setting forth in detail the reasons for the requested reduction. If a modification of the deferral is granted, it shall be effective thereafter until a valid election is made with respect to a subsequent calendar year pursuant to
Section 5.1B.

     5.3  Amount of Supplemental Benefits.

          A. Supplemental Benefits Attributable to Participant Deferrals. In addition to a Participant's deferral under Section 5.1 of the Plan, the following amount shall be credited to the Account established hereunder for such Participant with respect to each Plan Year:

               (i) The amount of the Participant's deferral under Section 5.1 of the Plan for the calendar year, times

               (ii) The rate of Employer Contributions under the Profit Sharing Plan with respect to such calendar year.

          B. Supplemental Benefits Attributable to Section 401(a)(17) Limits. If the application of the Section 401(a)(17) limits in any calendar year results in a reduction in the amount of the Employer Contributions otherwise allocable to a Participant under the Profit Sharing Plan, then the following amount shall be credited to the Account established hereunder for such Participant with respect to such calendar year:

               (i) the amount of Employer Contributions the Participant would be entitled to receive with respect to such calendar year under the Profit Sharing Plan without giving effect to the Section 401(a)(17) limits; less

               (ii) the amount of Employer Contributions the Participant was entitled to receive under the Profit Sharing Plan with respect to such calendar year after application of the Section 401(a)(17) limits.

6.   Deferred Benefit Account.

     6.1 Establishment of Account. The Company shall establish a Deferred Benefit Account on its books for each Participant, and shall credit or debit to each Participant's Deferred Benefit Account the following amounts at the times specified:

          A. The amount of Compensation that the Participant elects to defer in his Executive Participation Agreement, credited each Determination Date in the month the Participant would otherwise have received the Compensation (the "Participant Deferral Subaccount"). The Company shall deduct any amounts it is required to withhold under any state, federal or local law for taxes or other charges from the Participant's non-deferred Compensation.

          B. The amount of Supplemental Benefits allocable to such Participant pursuant to Section 5.3A., credited as of the last day of each calendar year, or such other time as determined by the Administrative Committee (the "Supplemental Profit Sharing Subaccount").

          C. The amount of Supplemental Benefits allocable to such Participant pursuant to Section 5.3B., credited within two and one-half months after the last day of the calendar year to which such contributions relate, or such other time as determined by the Administrative Committee (the "Supplemental 401(a)(17) Subaccount").

          D. As of each Determination Date, an amount equal to the percentage change in the net asset value of each selected Separate Account since the preceding Determination Date, multiplied by the portion of the Participant's Deferred Benefit Account as of such preceding Determination Date (less any distributions made since such date) attributable to each such selected Separate Account.

          E. As of each Determination Date, an amount of interest equal to the rate earned by the selected Separate Accounts since the preceding Determination Date, multiplied by the portion of the Participant's Deferred Benefit Account as of such preceding Determination Date (less any distributions made since such date) attributable to such selected Separate Account.

     A Participant's Deferred Benefit Account shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan.

     6.2 Determination of Account. Each Participant's Deferred Benefit Account as of each Determination Date shall consist of the balance of the Participant's Deferred Benefit Account as of the immediately preceding Determination Date plus the amounts required to be credited or debited to such account by the Company as provided in Section 6, less the amount of all distributions, if any, made from such Deferred Benefit Account since the immediately preceding Determination Date.

     6.3 Statement of Account. The Administrative Committee shall provide to each Participant, within 30 days after the close of each calendar quarter, a statement in such form as the Administrative Committee deems desirable setting forth the balance in his Deferred Benefit Account as of the last day of the preceding calendar quarter.

7.   Payment of Benefits.

     7.1 Distribution of Benefits. Upon reaching the Distribution Date, the Employer shall pay to the Participant, as compensation for services rendered prior to such date, a benefit equal to the amount of his Deferred Benefit
Account determined as of the Determination Date coincident with or next following the date of his Termination of Employment, or if the Distribution Date is prior to his Termination of Employment, the immediately preceding Determination Date. If the Participant has pre-elected a form of benefit other than a lump sum, annual installments of up to 15 years (the "Distribution Period") shall commence on the Distribution Date and continue to be paid on the same day each year thereafter until the entire amount of the Deferred Benefit Account has been paid to the Participant. The Account will continue to be valued by indexing in the same manner as prior to the Distribution Date, as provided in Section 4-Y. The interest rate used in calculating the amount of each year's installment payment shall be the Prudential Life Insurance Company's Fixed Interest Rate, as declared during each installment year, which applies to its Variable Appreciable Life Policy. If said rate is no longer published, a substantially similar rate selected by the Administrative Committee shall be used. At the end of each installment year a new Distribution Benefit will be recalculated based on the remaining years left in the Distribution Period.

     7.2 Benefits Upon Disability. Upon a Participant's Termination of Employment prior to the Distribution Date due to Disability, the Company shall pay to the Participant a Disability Benefit equal to the amount of his Deferred Benefit Account determined as of the Determination Date immediately preceding the date of Termination of Employment. If the Participant has pre-elected a form of benefit other than a lump sum, annual installments of up to 15 years (the "Distribution Period") shall commence on the first day of the next calendar quarter following the Determination Date and continue to be paid on the same date each year thereafter until the Participant's Disability ceases or until the entire amount of the Deferred Benefit Account has been paid to the Participant. Disability Benefits shall constitute distributions from the Participant's Deferred Benefit Account. The Deferred Benefit Account Balance will continue to be valued by indexing in the same manner as prior to disability, as provided in
Section 4-Y. The interest rate used in calculating each year's installment payment shall be the Prudential Life Insurance Company's Fixed Interest Rate as declared during each installment year, which applies to its Variable Appreciable Life Policy. If said rate is no longer published, a substantially similar rate selected by the Administrative Committee shall be used. At the end of each installment year a new Distribution Benefit will be recalculated based on the remaining years left in the Distribution Period.

     7.3 Benefits Upon Other Termination of Employment. Upon a Participant's Termination of Employment prior to reaching the Distribution Date, for reasons other than Death or Disability, the Company shall pay to the Participant, as compensation for services rendered prior to the date of Termination of
Employment, a benefit equal to the amount of his Deferred Benefit Account determined as of the Determination Date immediately preceding the date of Termination of Employment. The benefit shall be payable in a single lump sum payment within ninety days of the date of Termination of Employment. However, if the Participant has pre-elected a form of benefit other than a lump sum payment, annual installments of up to 5 years (the "Distribution Period") shall commence on the first day of the next calendar quarter following the Determination Date and continue to be paid on the same day each year thereafter until the entire amount of the Deferred Benefit Account has been paid to the Participant. The Account will continue to be valued by indexing in the same manner as prior to the Distribution Date, as provided in Section 4-Y. The interest rate used in calculating the amount of each year's installment shall be the Prudential Life Insurance Company's Fixed Interest Rate, as declared during each installment year, which applies to its Variable Appreciable Life Policy. If said rate is no longer published, a substantially similar rate selected by the Administrative Committee shall be used. At the end of each installment year, a new Distribution Benefit will be recalculated based on the remaining years left in the Distribution Period.

     7.4  Survivorship Benefits.

          A.   Prior to Commencement of Distribution Benefits.

               (i) If the Company applies for and procures life insurance on the life of the Participant as provided in Section 9, and if the Participant does not commit or omit any action which has the effect of voiding the insurance, and the Participant dies prior to commencement of the Distribution Benefits payable under the Plan, the Company shall pay to the Participant's beneficiary a pre-distribution Survivorship Benefit of an amount equal to the greater of: (a) the sum of (1) his Supplemental Profit Sharing Subaccount, plus (2) his Supplemental 401(a)(17) Subaccount, plus (3) the present value of two hundred percent (200%) of the Participant's average annual deferral, payable over each of the following ten years, discounted by the Prudential Life Insurance Company's Fixed Interest Rate as declared in the year of death which applies to its Variable Appreciable Life Policy (if said rate is no longer published, a substantially similar rate selected by the Administrative Committee shall be used) or (b) his Deferred Benefit Account Value, as of the Determination Date coincident or next following the date of death. The benefit shall be payable in a single lump sum payment as soon as practicable after the date of the Participant's death. However, if the Participant has pre-elected a form of benefit other than a lump sum payment, annual installments of up to 15 years shall commence on the first day of the next calendar quarter and continue to be paid on the same day each year thereafter until the entire amount has been paid to the Participant. The interest rate credited on any unpaid balance shall be the Prudential Life Insurance Company's Fixed Interest Rate as declared effective January 1 of the year of death which applies to its Variable Appreciable Life Policy. If said rate is no longer published, a substantially similar rate selected by the Administrative Committee shall be used.

               (ii) If the Employer does not procure life insurance on the life of the Participant as provided in Section 9 and the Participant dies prior to commencement of the Distribution Benefits payable under the Plan, the Company shall pay to the Participant's beneficiary a pre-distribution Survivorship Benefit based solely on his Deferred Benefit Account Value.

               (iii) If the initial purchase of life insurance results in a first year charge to the Company's earnings (for accounting purposes) in excess of thirty three cents per each dollar of executive deferral (based on a deposit into the Variable Appreciable Life Policy, assuming it is designed with a death benefit sufficient to pay the Company an amount equal to the present value of two hundred percent (200%) of the Participant's average annual deferral, payable over each of the following ten years, discounted by the Prudential Life Insurance Company's fixed interest account as declared in the year of purchase, plus the premium deposit, all multiplied by a factor of .6 (representing the corporation's net after tax cost) and assuming that the corporation's premium deposit is equal to the maximum "seven pay premium"), the Participant shall have the option of either: (1) annually having his compensation reduced by an amount equal to 166 percent of the additional charge to corporate earnings or (2) receiving a survivorship benefit determined solely on the basis of his deferred benefit account.

          B. After Commencement of Benefits. If a Participant dies after benefit payments have commenced under an installment period, but prior to receiving all of the scheduled annual payments, the Company shall continue to pay the Participant's beneficiary, over the remaining period, the Participant's Deferred Benefit Account. The account will earn interest at the Prudential Life Insurance Company's Fixed Interest Rate as declared in the year of death which applies to its Variable Appreciable Life Policy. If said rate is no longer published, a substantially similar rate selected by the Administrative Committee shall be used. Notwithstanding anything to the contrary above, and effective as of the date this Plan is formally amended and restated, the Participant may elect that his beneficiary will receive a lump sum amount equal to the remaining balance of his Deferred Benefit Account.

     7.5 Hardship Distribution. The Administrative Committee may, in its sole discretion, upon the finding that the failure to make such distribution would create or continue an urgent and severe financial hardship for the Participant, distribute to such Participant any portion of his Deferred Benefit Account as of that date.

     7.6 Recipients of Payments; Designation of Beneficiary. All payments to be made by the Company shall be made to the Participant, if living. In the event of a Participant's death prior to the receipt of all benefit payments, subsequent payments to be made under the Plan shall be made to the beneficiary or beneficiaries of the Participant. In the event a beneficiary dies before receiving the payments due to such beneficiary pursuant to this Plan, the remaining payments shall be paid to the legal representatives of the beneficiary's estate. The Participant shall designate a beneficiary by filing a written notice of such designation with the Company in such form as the Company may prescribe. The Participant may revoke or modify said designation at any time by a further written designation. The Participant's Beneficiary Designation shall be deemed automatically revoked in the event of the death of the beneficiary or, if the beneficiary is the Participant's spouse, in the event of dissolution of marriage. If the Participant's Compensation constitutes community property, and to the extent required by law, then any Beneficiary Designation made by the Participant other than a designation of such Participant's spouse shall not be effective if any such beneficiary or beneficiaries are to receive more than fifty percent (50%) of the aggregate benefits payable hereunder unless such spouse shall approve such designation in writing. If no such Beneficiary Designation shall be in effect at the time when any benefits payable under this Plan shall become due, the beneficiary shall be the spouse of the Participant, of if no spouse is then living, to the Participant's children and their issue by right of representation, or, if none, to the legal representatives of the Participant's estate.

     In the event a benefit is payable to a minor or person declared incompetent or to a person incapable of handling the disposition of his property, the Administrative Committee may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent or person. The Administrative Committee may require proof of incompetency, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Administrative Committee and the Employer from all liability with respect to such benefit.

8.   Claims Procedure.

          A. Any person who believes that he is entitled to receive a benefit under the Plan, including one greater than that initially determined by the Administrative Committee, may file a claim in writing with the Administrative Committee.

          B. The Administrative Committee shall within 90 days of the receipt of a claim either allow or deny the claim in writing. A denial of a claim shall be written in a manner calculated to be understood by the claimant and shall include:

               (i)  the specific reason or reasons for the denial;

               (ii) specific references to pertinent Plan provisions on which the denial is based;

               (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

               (iv) an explanation of the Plan's claim review procedure.

          C. A claimant whose claim is denied (or his duly authorized representative) may, within 60 days after receipt of denial of his claim:

               (i) submit a written request for review to the Administrative Committee;

               (ii) review pertinent documents; and

               (iii)     submit issues and comments in writing.

          D. The Administrative Committee shall notify the claimant of its decision on review within 60 days of receipt of a request for review. The decision on review shall be written in a manner calculated to be understood by the claimant and shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based. The decision of the Administrative Committee shall be final and binding upon the Participant and Beneficiary.

          E.   The 90-day and  60-day periods described  in subsections (b)  and
     (c), respectively, may be extended at the discretion of the Administrative Committee for a second 90-day or 60-day period, as the case may be, provided that written notice of the extension is furnished to the claimant prior to the termination of the initial period, indicating the special circumstances requiring such extension of time and the date by which a final decision is expected.

9.   Administration of the Plan.

     9.1 Appointment of Committee. The Chief Executive Officer of the of the Company shall appoint an Administrative Committee consisting of two (2) or more persons to administer and interpret the Plan. Interpretation by the
Administrative Committee shall be final and binding upon a Participant. The Administrative Committee may adopt rules and regulations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. Any action by the Administrative Committee shall require the affirmative vote of a majority of its members, or in the absence of a meeting, the express consent of a majority of its members, which may be orally given, but which shall be con-firmed in writing by each member so consenting.

     9.2 Powers and Duties of Administrative Committee. Except as otherwise provided in the Plan, the Administrative Committee shall have final and binding discretionary authority to control and manage the operation and administration of the Plan, including all rights and powers necessary or convenient to carrying out its functions hereunder, whether or not such rights or powers are specifically enumerated herein. The Administrative Committee shall be responsible for administering the Plan and in this connection shall have the following powers and duties:

          A.   to  approve, consent to, or make determinations in respect to all
     matters  requiring   such  Administrative  Committee   actions  under   the
     provisions of the Plan;

          B. to construe or interpret the Plan, decide all questions of eligibility and determine the amount, manner and time of payment of any benefits hereunder and to adopt such uniform rules or regulations as it deems necessary, desirable or appropriate for these purposes;

          C. to fix and determine the respective amounts payable by any Employer;

          D. to exercise such authority and responsibility as it deems appropriate in order to comply with any governmental regulations on records or reports relating to the Plan;

          E. to prescribe forms on which applications, notices and other communications filed with or delivered to the Administrative Committee shall be made or given and to require the use of such forms as a prerequisite to the effectiveness of any such applications, notices and other communications;

          F. to prepare and distribute, in such manner as it determines to be appropriate, information explaining the Plan;

          G. to appoint or employ individuals to assist in the administration of the Plan and any other agents it deems advisable, including actuarial advisors and legal counsel;

          H. to receive from the Employers, Participants and Beneficiaries such information as shall be necessary for the proper administration of the Plan;

          I. to furnish the Company upon request such annual and other reports with respect to the administration of the Plan as are reasonable and appropriate;

          J. to amend or terminate the Plan as more fully described in Article 14; and

          K. to take such other action as may be needed to carry out the orderly administration of the Plan.

     In exercising its responsibilities hereunder, the Administrative Committee may manage and administer the Plan through the use of agents who may include employees of the Employer.

     9.3 Indemnification of Committee. To the full extent it shall have power under applicable law to do so, the Company shall indemnify the Board of Directors, the Administrative Committee and each of its members against any liability imposed and expenses or losses actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of their service under the Plan.

     9.4 Consultation with Advisors. The Administrative Committee may employ or consult with counsel, actuaries, accountants, physicians or other advisors (who may be counsel, actuaries, accountants, physicians or other advisors for the Employer).

     9.5 Committee Members as Participants. The Chief Executive Officer or Administrative Committee member may also be a Participant, but no such person shall have the power to take part in any discretionary decision or action affecting his own interest as a Participant under the Plan unless such decision or action is upon a matter which affects all other Participants similarly situated and confers no special right, benefit or privilege not simultaneously conferred upon all other such Participants.

10.  Life Insurance and Funding.

     10.1 General. The Employer, in its discretion, may apply for and procure as owner and for its own benefit, insurance on the life of a Participant, in such amounts and in such forms as the Employer may choose. The Participant shall have no interest whatsoever in any such policy or policies, but at the request of the Employer shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employer has applied for insurance.

     10.2 Unsecured Creditor. The rights of the Participant, or his beneficiary, or estate, to benefits under the Plan shall be solely those of an unsecured creditor of the Employer. Other than as an unsecured general creditor of the Employer, no Participant Beneficiary or estate shall have any claim to any insurance policy or other assets of the Employer in connection with the liabilities assumed by the Employer pursuant to the Plan.

     10.3 Grantor Trust. Notwithstanding any other provision or interpretation of this Plan, the Employer may establish a trust in which to hold cash, insurance policies or other assets to be used to make or reimburse the Employer for payments to the Participants of the benefits under this Plan; provided, however, that the trust assets shall at all times remain subject to the claims of general creditors of the Employer in the event of the Employer's insolvency. The Employer and not the trust shall be liable for paying the benefits under the Plan. Any payment of benefits made by the trust shall satisfy the Employer's obligation to make such payment to the affected Participant.

11.  Assignment of Benefits.

     Except as may be contrary to the laws of any state having jurisdiction in the premises, a Participant or Beneficiary shall have no right to assign, transfer, hypothecate, encumber, commute or anticipate his interest in any pay-ments under this Plan and such payments shall not in any way be subject to any legal process to levy upon or attach the same for payment of any claim against any Participant or Beneficiary.

12.  Employment Not Guaranteed by Plan.

     Neither this Plan nor any action taken hereunder shall be construed as giving a Participant the right to be retained as an Executive Employee or as an employee of the Employer for any period.

13.  Taxes.

     The Employer shall deduct from all payments made hereunder all applicable federal or state taxes required by law to be withheld from such payments.

14.  Amendment and Termination.

     The Chief Executive Officer or the Executive Committee of the Board of Directors may, at any time, amend or terminate the Plan, provided that he may not reduce or modify any benefit payable to a Participant and based on deferrals already made, without the prior consent of the Participant.

15.  Construction.

     The Plan shall be constructed according to the laws of the state of Illinois.

16.  Form of Communication.

     Any election, application, claim, notice or other communication required or permitted to be made by a Participant to the Company shall be made in writing and in such form as the Company shall prescribe. Such communication shall be effective upon mailing, if sent by first class mail, postage prepaid, and addressed to the Company's offices at 1666 East Touhy Avenue, Des Plaines, Illinois 60018.

17.  Captions.

     The captions at the head of a section or a paragraph of this Plan are designed for convenience of reference only and are not to be resorted to for the purpose of interpreting any provision of this Plan.

18.  Binding Agreement.

     The provisions of this Plan shall be binding upon the Participant and the Company and their successors, assigns, heirs, executors and beneficiaries.

19.  Merger, Consolidation, etc.

     The Company and any Affiliate shall not merge or consolidate with any other corporation, and will not liquidate or dissolve without making suitable arrangements as the case may be, for the maintenance or continuation of the Plan or for the payment of any benefits then accrued under the Plan.

20.  Severability.

     If any provisions of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if said illegal and invalid provisions had never been included herein.

     ADOPTED pursuant to resolution of the Board of Directors of the Company this ______ day of ____________, Nineteen hundred ______________.




                                   By:

                                   For:  Lawson Products, Inc.